Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Performant Financial Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-220426 and 333-206295) on Form S-8 and (Nos. 333-220423 and 333-200627) on Form S-3 of Performant Financial Corporation and subsidiaries of our report dated March 14, 2018, with respect to the consolidated balance sheets of Performant Financial Corporation and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement Schedule II, which report appears in the December 31, 2017 annual report on Form 10-K of Performant Financial Corporation.

/s/ KPMG LLP

San Francisco, California
March 14, 2018